Exhibit 99.01

Filed by SUPERVALU INC.

Pursuant to Rule 425 under the Securities Act of 1933

Subject Company: SUPERVALU INC., File #1-5418

Thomson StreetEvents	www.streetevents.com	Contact Us	1

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Conference Call Transcript

SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Event Date/Time: Jan. 23. 2006 / 8:30AM ET

Thomson StreetEvents	www.streetevents.com	Contact Us	2

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

CORPORATE PARTICIPANTS

Yolanda Scharton

SUPERVALU, Inc. - VP Corporate Communications and IR

Jeff Noddle

SUPERVALU, Inc. - Chairman and CEO

Pam Knous

SUPERVALU, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Mark Husson

HSBC - Analyst

Jason Whitmer

FTN Midwest Research - Analyst

Eric Larson

Piper Jaffray - Analyst

Tom O’Neill

Barclays Capital - Analyst

Bryan Hunt

Wachovia Securities - Analyst

John Heinbockel

Goldman Sachs - Analyst

Louis Stark

Chesapeake Partners - Analyst

Filippe Goossens

Credit Suisse First Boston - Analyst

David Freedman

Bear Stearns - Analyst

Anton Deaner

Brean Murray - Analyst

Steve Chick

JPMorgan - Analyst

Fred Taylor

Lord Abbett - Analyst

Eric Miller

Piper Jaffray - Analyst

PRESENTATION

Operator

Good day and welcome to the SUPERVALU investment community conference call. Today’s call is being recorded. At this time, I would like to turn the call over to Yolanda Scharton. Please go ahead.

Yolanda Scharton - SUPERVALU, Inc. - VP Corporate Communications and IR

Thomson StreetEvents	www.streetevents.com	Contact Us	3

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Thank you. Good morning and thanks for joining us on this very special day. I am Yolanda Scharton, Vice President of Corporate Communications and Investor Relations for SUPERVALU. Leading our call today will be Jeff Noddle, Chairman and Chief Executive Officer of SUPERVALU; also Pam Knous, SUPERVALU’s Executive Vice President and Chief Financial Officer.

Before the market opened, we announced that we reached an agreement to acquire the key retail operations from Albertsons. This is a very exciting strategic move and we are very pleased to share this news with you this morning. If you have additional questions following this call, we will do our best to make ourselves available to you throughout the day and going forward.

Please be aware that we can only comment on the properties that SUPERVALU has purchased in this transaction. We are not going to be commenting on the purchase made by other businesses in the consortium.

Before we begin, I must note that some of the comments made today will be forward-looking and involve business risks and uncertainty, and these factors are referred to under the Safe Harbor provisions that were filed in our Company’s report in the 10-K.

I would like to turn it over to Jeff.

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

Thank you, Yolanda, and good morning to everybody. Thank you for joining us early in the morning on very short notice. As Yolanda indicated, this is a very exciting and historic day for SUPERVALU. Over the next few minutes we’re going to share with you as much as we can about this very transformational transaction that is occurring and we will leave adequate time for your questions.

As Yolanda indicated, SUPERVALU, CVS, and Cerberus led investment group are acquiring all of Albertsons for 17.4 billion in cash, stock and assumption of debt. SUPERVALU specifically is acquiring ACME Markets in Philadelphia, the Bristol Farms stores in California, Jewel-Osco in Chicago, Shaw’s in New England, and Star Markets in New England, and 569 Albertsons named stores that are primarily in Idaho in the inter-mountain area of Idaho, Nevada, Utah, and the northwestern part of the United States. We also are acquiring the in-store pharmacies under the name Osco and Savon that are co-located with their supermarkets. CVS is acquiring the stand-alone pharmacy operations of Savon and Osco. Cerberus and its partners, Kimco Realty and Scottenstein Realty, are acquiring the remaining retail markets that we did not discuss. Those markets being Florida, Texas, Arizona, Northern California and the Rocky Mountain area.

SUPERVALU’s consideration in this transaction equals 12.4 billion, which is made up of 3.8 billion in cash, 2.5 billion in stock, and we are assuming Albertsons debt of 6.1 billion. I am hopeful that everybody is able to follow along. That is page 3 and I will note those pages as we proceed.

From page four, this depicts what I have said to you in the markets that we are acquiring and again importantly those that we are not acquiring. The total markets that we are acquiring bring to us 1126 stores and annualized revenue of about $24 billion and annualized EBITDA of about $1.77 billion. The margin, the EBITDA margin on the businesses that we are acquiring, are 7.2%, which if you note that to what Albertsons’ overall historical EBITDA is, this is quite a bit higher because again we are acquiring certain markets only and not acquiring other markets.

On page five, depicts that this deal really for us really comes at really the right time for us. We have talked to you quite often over the last five years about how we have been preparing ourselves and getting our balance sheet in condition; giving ourselves what we described as headroom and flexibility to look at opportunities as they came along in the industry. We have been preparing ourselves and talked often about the strong regional and the local market strategy that we pursue and of course we’ve worked very hard to continue to improve our supply chain backbone. We knew that would be an important part of any transaction we did no matter what part of the industry it was in.

We very much have worked hard on empowering or local management teams to be close to the customer and really close to the market. We believe that we have proven that we have a good track record in managing a variety of retail formats. Of course we have managed today everything from Sav-A-Lot and limited assortment stores to upscale chains. And through our distribution business, we interact with retailers of all sizes and shapes.

We have a very good track record of successful integration of acquisitions. In the 1990s we did two major transactions, Wetterau in the early ‘90s and Richfood in the late ‘90s. We intend to approach this in the same thoughtful and careful manner.

Thomson StreetEvents	www.streetevents.com	Contact Us	4

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

On page six, we talk about a little bit some of the metrics as we begin to break this transaction down for you. This will double SUPERVALU’s revenue to over $44 billion on an annualized basis. It triples our retail food revenues to 35 billion pro forma, again annualized. Most importantly it triples SUPERVALU’s EBITDA to 2.7 billion pro forma annualized. This would elevate us to the number two spot in the grocery industry measured by revenue and it also would mean we would have the largest grocery network of any operator in the country with 2,653 stores. And that of course includes Sav-A-Lot and all of our Sav-A-Lot licensed stores.

One of the most attractive things to us through this whole thought process has been the leading markets where Albertsons has had excellent share of markets. These markets being Boston, Chicago, Las Vegas, Los Angeles, Orange County, Philadelphia and San Diego. Obviously most of these markets are new to us and in almost every one of these markets they have number one or two share. So the attractive thing to us was to add significant size and scale but more importantly to us was add leading market positions and many of these are excellent branded or as we call them banner locations and fit very nicely into our portfolio. We will talk more about that in a moment.

Obviously this expands SUPERVALU’s supply chain footprint. We will run a supply chain that is truly coast-to-coast, border-to-border and does business in all 48 states. We have estimated synergies of approximately 150 to 175 million pretax in the new SUPERVALU and we will break those down in a moment for you. This obviously changes our business model substantially as 89% of the Company’s EBITDA will be in the higher growth retail segment as opposed to today.

On the next page, on seven, you can see the growth of our current retail revenue from 53% in supply chain to 47% to about an 80/20 split in the new SUPERVALU pro forma. Also you can see the effect on our EBITDA going from about two-thirds/one-third to 89% being retail and supply chain being 11%. But having said that, one of the key reasons that we do these transactions is that we can utilize our supply chain across our entire retail network as we continue to support our independent retail business as well.

On page eight, depicts the current SUPERVALU footprint previous to this transaction and it highlights the various operations which you can see of all of our operations indicated, our retail and distribution and also indicates the TLC-owned and managed facilities are included in this map as well. Then when you add the footprint of the acquired Albertsons businesses and markets, you can obviously see those fill in very nicely in markets where we did not have presence and also enhances markets where we did have presence already.

Then if you go to page 10, you see the new combined company and as I said, it does business and all 48 states and it is a significant supply chain business that operates all over the country. We’ve even talked about the fact that we run probably one of the largest transportation networks in the country. And going forward, we will be coming up and looking at strategies and ideas to not only enhance that but improve a profitability model just looking at the transportation network in and of itself carries a whole series of transactions and strategies that we might be able to do.

On page 11, these begin to highlight now the acquired companies and I assume many of you are familiar with them. I’m going to talk a little bit about each one in the next few pages, so if you want to follow along with that, we will start on page 12 with ACME. ACME is number one in the Philadelphia market with 134 stores. It is well over 100-year company and they just have key shares in not only the Philadelphia market but in New Jersey, Delaware and Maryland, but largely concentrated in the Philadelphia metropolitan area. I think ACME has improved significantly under Albertsons’ stewardship and we are very excited to have those people join us. We have met the leadership of that group as well as all the others and we feel very good about that.

On page 13, we highlight Bristol Farms, which was acquired last year by Albertsons. There are now 11 stores all in Southern California. We are very excited to learn more about Bristol Farms. It clearly is on the upscale side of retailing. I know Albertsons had some very strong plans for Bristol Farms which we will be excited to share and learn more about and see what kind of strategy we would have going forward.

On the next page, highlights one of the key components certainly of this transaction for us, and that is the Chicago position of Jewel-Osco. That is about 200 stores and they are number one in Chicago and their market share is well over 40% and obviously most of you know we have operated in Chicago for quite some time. We did announce this morning the sale of our Cub Stores in Chicago to Cerberus and I will be talking a little more about that later.

Larry Wahlstrom serves as its president and I didn’t mean to exclude the others. I think Kevin Davis is with Bristol Farms and Carl Jablonski is with ACME. I apologize I didn’t have those right in front of me. We have met all the leadership teams and are very comfortable how they fit into our portfolio style of business. We will be talking a lot about that in the months ahead.

On page 15, we talk about the inter-mountain and northwestern part of Albertsons. This makes up about 250 stores in the key markets of Idaho, Montana, Nevada, Oregon, Utah and Washington, but their shares are largely concentrated in Boise and Portland, Salt Lake City and the Seattle metropolitan areas. It is led by Mike Clawson and that of course, Albertsons is originally founded and based out of Idaho and that is a very important key part of the country for them; very strong network of stores.

Thomson StreetEvents	www.streetevents.com	Contact Us	5

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Moving to 16, we talk about New England. That of course is highlighted by Shaw’s and also Star Market, 210 stores, number two in New England and they operate in six New England states but the concentration of stores are in the Boston, Hartford, and Providence metropolitan areas. Nicola DiFelice is the Division President there and a great addition to our Company and a return to us if you will to the New England market which we are very pleased about.

On 17 we begin to highlight Las Vegas and Orange County. There are 311 stores in Southern California including Las Vegas. They are number one in Las Vegas and Orange County, obviously too very fast growing parts. I have visited some of the Las Vegas stores and they have a very excellent new fleet of stores in that very fast growing market. The stores are concentrated as I said in Las Vegas, Orange County, San Diego where they have leading very top shares. And then in Los Angeles, where they have a little lower share there, but one of the leading shares as well. Pete Van Helden is President of Southern California, which includes Las Vegas, and again we welcome Pete and his team to our Company.

Now let me move into some of the key financial highlights and SUPERVALU’s consideration as I mentioned is 12.4 billion; to repeat, it’s 3.8 billion in cash, 2.5 in stock, and then we are assuming all of their debt of 6.1 billion. The EBITDA multiple of this transaction is right at seven times. We think that was a very fair price, again we went in and selected those markets and those assets that we wished to acquire and we think this is a very good price and a very fair price for the assets that we are acquiring. The EBITDA multiple we will come to shortly for the acquired properties is 7.2%, and that compared to the EBITDA multiple of what would didn’t acquire, which is around 3.5%. So you can see that these markets were certainly the key contributors in the total corporation.

The new Company, the new SUPERVALU, will be capitalized approximately 65% with SUPERVALU shareholders and approximately 35% for Albertsons shareholders. We will continue to pay dividends and we expect that this transaction to close by summer of 2006.

On page 19, we give the highlight, the transaction and obviously this sets us up for very significant future growth and it is immediate accretion absent onetime costs on our diluted earnings per share. We expect in fact this transaction to be double-digit accretive excluding the onetime items which we estimate at this point to be around 125 million going forward over the next fiscal years.

Our pro forma EBITDA for fiscal ‘06 would increase 140 basis points under this transaction, which moves SUPERVALU’s EBITDA from 4.8% to 6.2% through this combination. And over time and we estimate that to be about a three-year journey, our EBITDA margins would increase an additional 30 to 40 basis points, taking our projected pro forma EBITDA to 6.5 to 6.6 after the combined entity realizes a 150 to 175 million in synergies that I mentioned.

A couple additional comments here. The onetime cost of 125 million excludes the loss that we will incur on the sale of the 26 Cub stores in Chicago. That transaction is effective today, so that transaction will affect our fourth quarter and I will make more comment about that in a moment. The onetime costs primarily relate to retention bonuses as well as transfer taxes and filing fees related to the acquisition and other upfront costs involved in achieving our synergies. The potential for new SUPERVALU to be viewed as a pure retail play is obviously a substantial mix of high-performing retail earnings and the financial metrics that are more aligned with the retail industry.

On the next page, on page 20, this is somewhat depicted here in saying that the new SUPERVALU would generate a 6.2% EBITDA and that is just the current combining of the two organizations and remember just combining those key markets within Albertsons that we are acquiring. You can see that compares to the First Call analyst estimates of EBITDA for this fiscal 2006 for Safeway at 5.9; Kroger 5.4; and the current SUPERVALU at 4.8. So just the combination alone actually takes us ahead if you will of the EBITDA margins of some of the prime competitors.

On the next page, we talk about the synergies and break them down a little further for you. You can see the various buckets that they are in. Synergies are across a number of areas. We think they are very deliverable and again we have mapped out a three-year journey to accomplish it. And we are very, very confident. We think we can do that over three years and we hope certainly to get many of these loaded in the first two years particularly.

Retail leverage and efficiency synergies are 75 to 85 million. We’re bringing two large retail organizations together, which allows us to leverage our scale principally in procurement leverage and a lot of best practice sharing across the network. There are many things within Albertsons that we feel we can benefit within SUPERVALU, and obviously we feel that we have the same things going the other way as well.

We anticipate corporate synergies of 50 to 60 million and that’s simply consolidating functions and eliminating redundant public company overhead. And also supply chain optimization we estimate at 25 to 30 million. That is just our really high-level first look in my mind of

Thomson StreetEvents	www.streetevents.com	Contact Us	6

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons leveraging the best logistics expertise across this much broader network through productivity and efficiencies and through technology and scale. You know this is one of our strongest core competencies. I happen to believe over time that we will generate as I mentioned just looking for example to transportation alone, offers us some opportunities that we haven’t yet begun to quantify.

On the next page, we start to depict our accretion and I’m going to ask Pam Knous to take us through this slide.

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Okay, maybe I’ll just pause for a moment here because this is the first slide where we are actually putting together the combination for you. You can see in the first column we have SUPERVALU First Call for fiscal ‘06. We have included the combination adjustments for the specific assets and results that we are acquiring and the third column is simply just the mathematical addition of those two columns.

So Jeff has already reviewed with you the EBITDA numbers. You can see that we are obviously adding a sizable interest load here, as well as we will be issuing approximately 78 million more shares on a fully diluted basis. But even despite the higher interest cost and the higher number of shares outstanding, you can see that on a combined basis without synergies that this transaction will still be double-digit accretive.

Then we provided a fourth column for you so that if you wanted to add in 150 million of synergies you could see the impact that that would have delivering 35% increase.

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

I would just highlight a few things and again these are without onetime charges. As you can see just even without the synergies combining the two companies does even with the higher share count does provide a 17% accretion and with synergies that should develop over the first three years just taking today’s numbers, that is a 35% accretion. So you can see why we feel this was a very compelling transaction for us to do.

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Okay on this next slide working the same way, we’ve put together what the combined leverage would look like. You can see with the assumption of debt of 6.1 billion as well as the borrowings that we will have to execute this transaction; the combined companies’ debt at closing would approximate 9.7 billion. If you look at our credit statistics there, you can see that our debt to EBITDA leverage has increased significantly to 3.6, but we clearly believe that this is a manageable level.

For this type of transformational event, we did use a combination of stock and debt. The mix is about 20% stock 80% debt including the assumption of debt and clearly we utilized a greater portion of debt as it is the most cost-effective way to affect this transaction. We clearly believe that this leverage is manageable. The combined entity generates strong EBITDA cash flow, allowing for at least 400 million of annual debt pay down after year one. So we believe that we will be able to steadily improve our financial position in the near term. And as Jeff always says, we are going to apply the same disciplines we always have that positions SUPERVALU to the position that it is at today and we’ll bring that focus to the new combined entity as we focus on balance sheet management and return on invested capital. We clearly have a goal to return back to investment-grade.

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

Yes, and I want to just reiterate the fact that the same things that you have seen this management do over the last five years as we significantly delevered our balance sheet to get ready for a really transformational transaction hopefully such as this, we are going to do those same things going forward with the same discipline, the same capital discipline. And as Pam stated, our goal will be to return to investment-grade. We recognize we will not be investment-grade at the closing of this transaction, but over the next years we will return to investment-grade and we’ll apply the same principles we had to getting to this point.

Pam Knous - SUPERVALU, Inc. - EVP & CFO

And so then we also to just put together a simple little page for you to give you a sense of what the free cash flow will be. This does exclude the onetime transaction costs and again, we have recapped for you the major cash items, EBITDA, cash interest, income taxes, dividends, and cash capital expenditures. And looking at that combined entity, you can see that there is still sizable free cash flow that will be available to us and as we said, we fully expect that after the first year we will have the ability to reduce debt by at least 400 million annually.

Thomson StreetEvents	www.streetevents.com	Contact Us	7

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

That was page 24 and moving to page 25, we tried to give you on one page all of the key financial metrics combined for the current SUPERVALU, the businesses to be acquired, and the new SUPERVALU. I think we talked about almost all of these with a few exceptions. We will be adding 700 in-store pharmacies. We will be up to almost 900 pharmacies in SUPERVALU. I think that makes us the eighth largest pharmacy operator in the country. Obviously we are adding a significant number of employees. We will go to 198,000 from our current 54,000; and in the acquired businesses are 144,000 employees.

We’ve mentioned 44 billion in revenue and the EBITDA numbers. I would point out to you the capital spending estimated at 1.1 billion, which really is just a combination of the trend line and capital spend line for the two entities separately and the debt to capital ratio reaches to 65%. Obviously that is a very high number for us than recent history and that is what we estimate it to be at closing. At the end of the first year, we think as Pam mentioned with the kind of cash flows we anticipate, we should be able to get that number down at the end of the first year down to about 62%, which also happens to be about the same place the Company was if you go back just prior to the Richfood acquisition. We have worked that down to below 30.

And as you see also the new share count fully diluted is 224 million shares.

So let me highlight on page 26 our next steps. Obviously we have quite a road of approvals to gain, regulatory approvals. We of course will be issuing a proxy and gain shareholder approval. Transition planning will get underway immediately. It will be a very collaborative process between the two companies. We intend to have this as an open process. We intend to have the highlights -- the best out of both companies, people from both companies. I will be very much an integration planned for and executed by people from both companies.

We have hoped (technical difficulty) that transition immediately post close. (technical difficulty) not sure how long it will be as we talked about having it in summer. We would hope that it would be four to five months, no longer than that. We will obviously keep you informed on that.

Very paced and very thoughtful. We have assumed and you saw the synergies (technical difficulty) timelines for synergies. We, a lot of the early decisions that will be done with as many integrations deal around systems and processes and technologies and we have said we intend to do this over a three-year period of time. We think those that are done immediately sometimes are mistaken and that the core businesses don’t operate and are impacted to greatly. Yet on the other hand, letting them drag on too many years is not a good decision as well.

We will do this on a very measured and paced basis over three years. We will analyze the technology is the best for the combined entity. There is no assumption that it will all come from one side or the other, but it will very definitely be a combination of technologies and systems and processes of both companies. Because we will do it on a very paced, very measured, and very thoughtful basis (technical difficulty) journey. Synergies should be fully implemented as we said by the end of the third year.

Just to recap, SUPERVALU now, the new SUPERVALU becomes a retail (technical difficulty) being the finest distribution powerhouse in its history. We become the number two grocery retailer in the country. We will leverage the size and scale of our supply chain enterprise across this new business and be truly the only national supply chain that exists in the food business. We will be expanding our broad portfolio of some of the industry’s best regional nameplates. And of course the assets that we are acquiring are great brands with great locations and certainly a number of great people in the Albertsons organization.

We will realize synergies potentially through a better procurement scale and the optimized supply chain I mentioned. Obviously we gain a tremendous amount of retail expertise and add significantly to our bench, maximize our growth that is exceptional and deliverable.

On the next page, you see the new combined SUPERVALU and some of the nameplates and banners that it uses. I would just conclude before we take your questions in saying I know many of you will say this is a very sizable transaction for SUPERVALU. We acknowledge that and many of you would say maybe this is too large. Why would you do something of this size? And I will tell you that the opportunity to (technical difficulty) into a company, a great company like Albertsons and be able to select out the markets (technical difficulty) in your geography, fit your style of operation and your brand is a compelling opportunity.

Thomson StreetEvents	www.streetevents.com	Contact Us	8

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

The past five years when asked, people said would you ever do a transaction of this size, they’ve asked a lot about the investment-grade and we always said it was our intent to remain investment-grade but we said we would only consider doing a transaction of this size if it would (technical difficulty) very compelling opportunity. We think this is a once-in-a-lifetime very compelling opportunity to be able to flex great parts of this Company, our portfolio and our supply chain.

Obviously we are excited and we think that our shareholders long-term are better served by us doing this transaction, by taking ourselves to the size and scope and scale that we’ll be able to compete as we look out and look at the food industry in the future. We recognize that you’re going to need to be a certain size and you need to have a certain scale and we think that doing this rather in one transaction rather over an extended period of time is the right decision for our shareholders. What this does is it accelerates the plans that we had for 10 years. It accelerates the plan and does it upfront. We recognize that there is a great integration that has to be done and there is always risk in integration. But we will proceed against that in the same thoughtful and careful manner that you have seen us do our business.

So with that, I will be happy to begin the question-and-answer.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Mark Husson, HSBC.

Mark Husson - HSBC - Analyst

Good morning and congratulations on an audacious bid.

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

Well said as always, Mark.

Mark Husson - HSBC - Analyst

Just a strategic question. There’s lots of nuts and bolts that we will get to over next couple of months, but strategically your analyst presentation a couple of months ago or probably three months ago, it focused on just how great the return on invested capital was in the distribution business, the logistics business, and in Sav-A-Lot. The implication was that general retailing had a somewhat lower return than some of those other businesses, yet this transaction takes you very firmly into the field of regular retailing in America.

Could you just talk about how you’re able to get the returns up inside of this business over a period of time?

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

Well, I don’t know that we should have specifically led you previously to think that our ROIC in retail was not a reasonable return for us, because in our view it most definitely was and very much made up an important component of the track we were on of now having gone over 15 and heading toward an 18. In our minds, remember when we look at these opportunities, Mark, we look at them not only from a retail opportunity and a market scope but we also look at it from a supply chain and distribution network too. And we aggregate those activities when we analyze our returns on capital.

We think having this kind of size and scale across the United States, yes, we are resetting the clock if you will on our invested capital goal, but having this kind of size and scale across the Company, we think there are unlimited number of opportunities to improve return on invested capital for the new combined entity. We intend to again proceed against that, Mark, in the same way you have seen us proceed against it with our other asset basis. By the way, we are going to continue to harvest the higher returns on capital in those existing businesses that you mentioned; in the logistics business; in the Sav-A-Lot business; and the distribution business. Those will continue to improve on our return on capital. But now when we introduce new synergies and new scale across it, frankly I don’t -- from even longer-term than we’re talking here -- I am not satisfied with our synergy numbers that we are using and longer-term I expect better returns and better returns on capital.

Thomson StreetEvents	www.streetevents.com	Contact Us	9

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

So we are going to take those same disciplines to it. The marketshares that we are acquiring are just too compelling for us not to approach it. But we will continue to approach this from a return on invested capital basis.

Mark Husson - HSBC - Analyst

Just one final detailed area. If you’ve taken the best bits and certainly the most profitable bits of the Albertsons empire but we don’t have any visibility on the momentum inside of the bits you’ve taken. If they are making 7% to EBITDA margins now or 7.2%, that presumably was rather higher in the past. How do you address this kind of decelerating momentum inside of the business? How do you arrest it and how do you turn it around?

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

Well, I remind you once again as you just stated that the properties we’re buying, your historical reference may not be true on the properties we are buying. They have been high performers. They have been excellent. Obviously they are impacted by Southern California quite a bit. But that is a very sharply improving metric. We got more and more comfortable as we looked in at Southern California and the pace of recovery particularly on the EBITDA margin and the revenue margins since the strike.

We think a business that is performing at 7.2% is a very strong and competitive EBITDA business today and we did not see anything in the historical basis that gave us pause. Obviously they have been on a trajectory to do certain things in certain markets and we will be learning more about those. And we will be studying the capital allocation and making those decisions. But I think what has been very important in this market is the Southern California trajectory and as I said, the more time we spent on it, the more comfortable we got with the way that is headed and we are willing to be a part of that.

Mark Husson - HSBC - Analyst

Great. Of course Pam has been there before.

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

Very true.

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Very true.

Mark Husson - HSBC - Analyst

All right, thank you very much.

Operator

Jason Whitmer, FTN Midwest Research.

Jason Whitmer - FTN Midwest Research - Analyst

Jeff, how would you address your current distribution capabilities particularly with the core business you’ve had with your independent supermarkets? How do you anticipate dealing with the potential conflicts there? And I guess long-term would you still consider that a core part of your business and do not only internal distribution but external distribution and would you consider selling that piece or selling any piece of the assets you’re acquiring either?

Thomson StreetEvents	www.streetevents.com	Contact Us	10

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

Jason, first there are no plans to divest any of this. As I said, we will go through in time the same kind of disciplines and approaches that we have taken. But we have no current plans to sell any of these businesses and we certainly have no plan to remove ourselves from the distribution business. We think that is an important backbone of the Company, whether we are supplying our own stores or supplying those owned by others. So we do not have any plans on the horizon to divest that business.

Your question also relates what about the overlaps and conflicts? And I will tell you we have heard from many customers as this very non-public transaction seemed to stay very much public. We heard from a lot of our retailers who frankly were very encouraging because I think good independent retailers today understand what they are up against in terms of supply chain and scale and procurement and all those important things. And a lot of them were encouraging us to do this transaction because they knew down the line that they would benefit directly from the size and scale and scope that we would be able to do. There are some overlaps and conflicts. We have always had these before in SUPERVALU. We have managed our way through them quite well. We will use the same approach in those markets.

There frankly are not as many overlaps as you might expect. We do have some out in Pennsylvania. But of course in New England we don’t have any overlap in New England, as that business was sold some years ago. We do have a little bit of overlap out in the Pacific Northwest, but in the inter-mountain areas we really don’t operate much. And of course California other than a few limited Sav-A-Lot stores is almost entirely new to us. In Chicago, we have very limited amount of independent business. In Chicago, we do have more independent business in the Greater Midwest and Greater Illinois, but hardly any of it conflicts with Jewel.

So there are limited overlaps and we will be dealing with those. But I think retailers today understand that they have got to have tremendous backbone today to compete and I’m hopeful that they will be very understanding and excited about that.

Jason Whitmer - FTN Midwest Research - Analyst

With your current initiatives for your retail banners particularly on the big box side, what are your initial thoughts of transferring some of those learnings to Albertsons and vice versa? I guess ultimately where do you think you might be able to head in terms of finding differentiation in traditional supermarket land?

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

Well, we have identified already a number of key learnings from each organization and best practices. Very much ingrained in our whole transition plan will be a sharing of best practices. Albertsons I think over the last few years has put a lot of focus on process and technology and in-store technology. And we saw a lot of things that we think that we could bring across into our -- we’ve spent a lot of money on technology, but we have not stressed the particular areas that Albertsons has stressed, particularly some of the in-store technology and the processes, as I mentioned. So we are going to take a lot from Albertsons from that.

On the other hand, I think we have been more focused maybe on the end market, local merchandising and local marketing, and we think we’ve got some great ideas and things to share with our Albertsons associates in that regard. Believe me, Jason, we will -- this deal will be successful because we will be sharing the best practices and there won’t be one size fits all, nor will there be one side of this that has all the answers. So we are very excited to get on that journey and do that.

Just things like our distribution competency and expertise; we go about a little bit different. It’s kind of science to us if you will and as you know, we’ve got t-squared what we call today which is the transformational new technology going into the Minneapolis distribution center. We will be looking -- we will be rethinking our network of those in the future now incorporating these Albertsons’ assets into it.

We just opened two weeks ago our Sunflower store, our first organic and natural value priced chain in Indianapolis, and it is off to a very strong start. There may be ideas there that we can cross fertilize. Private-label, they have a terrific upscale line of private-label products. We do not. And we are developing a very solid line of organic private labels which they do not have yet. So we have got many, many opportunities. I could spend the rest of the morning going through those. But we will be cross fertilizing them as an important part of our transaction.

Thomson StreetEvents	www.streetevents.com	Contact Us	11

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Jason Whitmer - FTN Midwest Research - Analyst

Great. Thank you and congratulations.

Operator

Eric Larson, Piper Jaffray.

Eric Larson - Piper Jaffray - Analyst

Congratulations, everyone. A quick question just on the double-digit accretion to earnings. In running through the numbers here we are just at the first stages of that, but would it be a onetime double-digit step up and then a growth rate that would be a little bit less than that? Or how would you characterize that?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Well you are going to have to build a model. You can see that in the combination that there is potentially a onetime step up of the 17 basis points that’s on the slide. As we said, the synergies would come in over time. So I think that is just going to be -- you would have to assess how quickly you think those synergies will come to fruition. We clearly are not giving any specific guidances. We do not know when this transaction will close. It will be a midyear event of some sort or other. And clearly we will be planning to share more specific guidance with you as it relates to any given fiscal year. But at this point, we’re really just saying on an annualized basis this is what the combination looks like.

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

I would add, Eric, that page 22 if you look that that Pam is discussing, that is really taking today’s numbers and adding three year’s worth of synergies and then looking at what that accretion would be. There will have to be assumptions made on where the synergies are going to lay in and how they would come. As we get closer to the transaction, we will give more information and of course as the transaction closes and go forward we will give guidance at that time.

But we’re going to be reluctant as Pam said to give specific guidance by year. We’re going to have a stub year here. We’re going to have onetime charges. But you can clearly see that by any measure this is going to be a highly accretive transaction.

Eric Larson - Piper Jaffray - Analyst

Yes, absolutely. Thank you, everyone.

Operator

Bill [Nonamil], Barclays Capital.

Tom O’Neill - Barclays Capital - Analyst

This is actually [Tom O’Neill] from Barclays Capital. Three quick fixed-income questions. Do you anticipate having secured financing to fund the cash portion of the acquisition? Secondly the American stores bonds, are you going to assume those as well? Lastly, are you going to have a guarantee or cross guarantee for Albertsons’ bondholders?

Thomson StreetEvents	www.streetevents.com	Contact Us	12

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Okay, as far as the actual revolver and financing that we’re going to be putting in place, that facility will be secured with a pledge of the stock of our U.S. subsidiaries. We would anticipate there is a mechanism in place that depending on the actual rating that we receive from the rating agencies that there is the potential that our current assets would also be pledged to that facility.

We do intend to assume the American store’s debt. That is part of the 6.1 billion that we have said that we would be assuming as part of this transaction. The guarantee will remain outstanding. That is the guarantee of the Albertsons’ component of the structure and that guarantee will remain outstanding.

Tom O’Neill - Barclays Capital - Analyst

How about SUPERVALU? Will SUPERVALU guarantee Albertsons’ debt?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

No.

Tom O’Neill - Barclays Capital - Analyst

Okay, you’ll just assume it?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Yes.

Tom O’Neill - Barclays Capital - Analyst

Okay, thank you.

Operator

Filippe Goossens, Credit Suisse First Boston. Filippe, your line is open.

Operator

Bryan Hunt, Wachovia Securities.

Bryan Hunt - Wachovia Securities - Analyst

Looking at the total debt on the company post acquisition, and the cash portion of the financing, it looks like there is a shortfall of roughly 1.4, $1.5 billion. I was wondering if you could talk to us about where those funds will come from?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

I guess I am confused as to what you’re looking at that says that there is a shortfall.

Bryan Hunt - Wachovia Securities - Analyst

Well, it looks like the total debt is going to be 9.7 billion and based on the slides and that’s 1.7 billion of SUPERVALU debt, 6.1 billion of Albertsons debt. So that implies additional debt to $1.9 billion. The cash portion of the transaction is 3.8 billion.

Thomson StreetEvents	www.streetevents.com	Contact Us	13

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Okay, but there is cash available as a result of the transaction. You have got to recognize that we are -- the drug assets are being sold and so you can’t look at this transaction just in isolation to come up with the total cash that is for the entire Albertsons transaction.

Bryan Hunt - Wachovia Securities - Analyst

Okay, that’s where my question lies — comes from.

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

(multiple speakers) other assets being sold also there’s available cash in each corporation as well.

Bryan Hunt - Wachovia Securities - Analyst

Do you plan on doing any sales leasebacks of any of the facilities you were buying to help fund the transaction?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

We do not.

Bryan Hunt - Wachovia Securities - Analyst

You do not. Okay, and then looking at potential additional synergies and I know you kind of soft stepped to that issue -- based on your historical transactions in this space, what do you think the upside is on the transaction side of the equation? In terms of cost savings?

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

We’re not going to give out anything at this stage, Bryan, other than what we have in the $150 million to $175 million range. I have spoken descriptively that I think longer-term I believe that there are more opportunities. Like I said, even looking at the supply chain I think we only had 25 to 30 million at this point. I think over time I will be disappointed if we don’t harvest more than that. But I don’t want to commit further than that because then people want to know by when and how much and we’re not yet prepared for that.

Bryan Hunt - Wachovia Securities - Analyst

Then lastly looking at the relationship with the unions in this transaction is there any sizable negotiations that are pending with the Albertsons stores you’re acquiring?

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

I don’t have that in front of me. Obviously they have a number of contracts so there’s always going to be some contracts coming up. I do not recall any that are of significance that are pending at the moment. I think they had a couple open contracts that I think got settled just recently and I’m sorry, I’m not going to quote the market. So the answer to your question is no, there aren’t any that are of significance or concern that are pending. But a company that size they are always going to have some every year.

Bryan Hunt - Wachovia Securities - Analyst

All right, thank you.

Thomson StreetEvents	www.streetevents.com	Contact Us	14

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Operator

John Heinbockel, Goldman Sachs.

John Heinbockel - Goldman Sachs - Analyst

Two things. One, now with this enlarged size of the retail operation, how does the organizational structure on the retail side have to change? You have been very decentralized. Can you still be -- do you need to be more centralized, more management, or beef up -- how will that change so you can manage this better? Then I have one other.

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

All right. Well, John, that is going to be a very key part of this transaction without a doubt, how we organized ourselves around the retail organization. I think I stated earlier one of the attractive things for us is we add significant retail bench strength into the Company. We haven’t decided on a final design of how we will manage it, but we have some organization structures in mind. We will utilize the talent from both organizations. It will be a very open, very interactive process between the two.

But I think, John, one of the key things that really incented us to do this transaction is that the way their divisions run today, the way they are organized, the leadership, the kind of leadership that they have, we’re very comfortable with the division management, the people we did spend some very quality time with those people. And we very much think they fit into our portfolio style of management. That doesn’t mean that we’re not going to organize differently and need more and deeper retail bench to manage this, because we will. And we will utilize both companies to do that.

But we would not have done this transaction if we did not feel that there was a cultural fit with the businesses that we’re acquiring now, Jewel, ACME, Shaw’s in Southern California, the inter-mountain and Northwest; if we didn’t feel that those fit into that very much emphasized local merchandising marketing kind of approach, we would not have done this transaction. But at the same time, they do have some centralized activities that leverage some size and scale and we will analyze those very carefully.

We have always strived toward a balance between leveraging our scale yet staying very local and close to the customer. We think now we have got even tenfold more capacity to do that than we had before. That is a good question and there are key decisions to be made for, but frankly that is one of the key reasons we’re doing this.

John Heinbockel - Goldman Sachs - Analyst

And you are pretty confident you’ll be able to retain whatever people corporately that you want to retain and they will go with the new SUPERVALU?

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

Well, we obviously haven’t spoken to those people about that. We are hopeful that there will be people who are interested in staying with the new SUPERVALU, and we intend to spend time with those people and get to know them better. We’re very hopeful that they will have interest in us and that we will have interest in them.

So that is all work to be done. But again we would not have done this transaction if we did not feel we were going to add significantly to our retail capability.

John Heinbockel - Goldman Sachs - Analyst

Finally, losing dual branding, does that hurt you particularly in Chicago and Southern California? Is there a safeguard against CVS, from going out and trying to poach pharmacy files?

Thomson StreetEvents	www.streetevents.com	Contact Us	15

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

Good question, John. Let me make it clear we’re not losing dual branding. We will retain the Jewel-Osco name, and we will retain the Savon names in the supermarkets that they are with. I believe both in California and Philadelphia they use the Savon, and in Boston and Chicago they use the Osco. Those names will be retained by us.

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Jeff, I would add that these assets are comprised of great brands, great locations, and great people. Our intent is to really bring the best forward of these two powerful organizations. And that goes beyond people. It applies to system and processes, and it will be a very planned and paced effort over the three years.

John Heinbockel - Goldman Sachs - Analyst

So you think there is no risk on the pharmacy side from breaking the business apart, as it had been?

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

There are some impacts. We have included those in our pro formas and projections. Obviously we lose scale on the pharmaceutical side of the business, prescription drug. We think we might have some ways hopefully to offset that. But we have not included those.

Hopefully CVS has been a good partner in this transaction, and we will see what help they might be to us. We have a very good relationship with them. John, I don’t think you’re going to say anymore that we’re too conservative, are you?

John Heinbockel - Goldman Sachs - Analyst

No, you certainly found a use of your cash, so congratulations.

Pam Knous - SUPERVALU, Inc. - EVP & CFO

I’m glad you didn’t ask me that question today.

John Heinbockel - Goldman Sachs - Analyst

No reason to.

Operator

Louis Stark, Chesapeake Partners.

Louis Stark - Chesapeake Partners - Analyst

Could you go over the pro forma debt numbers again, please?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Yes, on our slide 23, SUPERVALU’s estimate of outstanding debt at the end of fiscal ’06 was 1.6 billion, 1.683. We say through the assumption of debt and affecting the transaction we will be adding 8.035 billion for a combined, at closing, of approximately 9.7 billion.

Thomson StreetEvents	www.streetevents.com	Contact Us	16

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Louis Stark - Chesapeake Partners - Analyst

Thank you very much.

Operator

Meredith Adler, Lehman Brothers.

Unidentified Speaker

This is [Ivy] for Meredith. She is currently sitting on a plane right now. We just have a quick question. I wanted to know what is going to happen to or who is going to assume all the other liabilities, for example the severance, the pension, the multi-employer collective bargaining pension plans for Northern California? If you could provide any color, that would be great.

Pam Knous - SUPERVALU, Inc. - EVP & CFO

We can provide some color on that, but clearly there we do have partners in this transaction and just as we have analyzed all the assets, we have analyzed the liabilities and which liabilities will be assumed by which party. There are cases where certain of these liabilities are being shared among the partners. So there’s probably no set answer that works for any specific items. But I guess I would say in general that part of the benefits of the structure of this transaction is that SUPERVALU and the new combined entity will primarily be primarily carry the liabilities of the assets that it has acquired. And Cerberus will be carrying the liabilities for the operations that it has acquired.

Unidentified Speaker

Okay, thank you very much.

Operator

Filippe Goossens, Credit Suisse.

Filippe Goossens - Credit Suisse First Boston - Analyst

Congratulations on the transaction as well. A question for Pam specifically. Pam, can you perhaps share with us the rationale for not guaranteeing the Albertsons’ debt that you will be taking on?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Well, we believe that this transaction is in compliance with the requirements of the indenture arrangement and that no guarantee is required.

Filippe Goossens - Credit Suisse First Boston - Analyst

Okay, because obviously the people that will own or that currently own the Albertsons debt and based on the press release that Moody’s put out, these bonds could theoretically be rated as a single B, so obviously you’re going to have very unhappy owners of that debt. And particularly since you will have to go to the market to raise new debt, I’m sure that those people would have liked for the debt to be guaranteed in order to lessen the pain a little bit and make them a little bit happier campers. But no chance of you guys changing that view, no?

Thomson StreetEvents	www.streetevents.com	Contact Us	17

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Pam Knous - SUPERVALU, Inc. - EVP & CFO

That is correct.

Filippe Goossens - Credit Suisse First Boston - Analyst

Okay. Thanks very much and best of luck.

Operator

David Freedman, Bear Stearns.

David Freedman - Bear Stearns - Analyst

This is a deal where there are two other parties buying. Can you talk about what happens if one of those parties does not move forward with their piece of the transaction, how that affects you? Are you acquiring the entire of Albertsons and reselling this or are these three simultaneous transactions? If you could explain that please?

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

It is set up to be a simultaneous transaction. There are a number of agreements that affect the condition or the rare event that you described. I am frankly not going to go into detail on that this morning. It is a simultaneous transaction. This thing has been worked on for months and months and most of that is thought through. I consider that a very low probability. Obviously there were some concerns around antitrust and things and we think those things have practically been eliminated. So we see no reason why this wouldn’t close and I am probably not the best qualified one to go through those in great detail with you. In our filings, when we make our filings obviously you will have all that information available to you, and that will probably be a better source than me trying to describe it to you.

David Freedman - Bear Stearns - Analyst

Okay, but from what you’re saying there is no what risk that SVU would end up with more assets than what is being described on this call because of the failure of one of the other parties to come forward?

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

That is correct.

Pam Knous - SUPERVALU, Inc. - EVP & CFO

That is correct.

David Freedman - Bear Stearns - Analyst

But is the merger going directly between you and Albertsons or is it amongst all the parties together?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

There is a consortium that is represented by the three parties and there is an agreement between Albertsons and the consortium.

David Freedman - Bear Stearns - Analyst

Okay, thank you very much.

Thomson StreetEvents	www.streetevents.com	Contact Us	18

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Operator

Gary Giblin, Brean Murray.

Anton Deaner - Brean Murray - Analyst

Actually it’s [Anton Deaner] for Gary. Just one point of clarification. You did not acquire any of the northern Albertsons stores? Is that correct?

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

The Northern California Albertsons stores?

Anton Deaner - Brean Murray - Analyst

Yes.

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

We did not.

Anton Deaner - Brean Murray - Analyst

Okay, thanks. Just a second question, would you or do you plan to reformat any of the stores to the Cub format?

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

We have no current plans to reformat or rebrand. Over time we will always look at the markets and the demographics and make decisions. We think it is an advantage that we have many banners to choose from between both companies. There could be opportunities for example I talked earlier about Sunflower stores. Maybe there are some stores that could be converted to Sunflower stores. Maybe there are some Albertsons brands that might make more sense with SUPERVALU brands down the road. But we’re not approaching this transaction this way, but we think it’s really one of the assets and inherent synergies in this transaction that we have those things available to us. But no, there are no current plans to do that.

Anton Deaner - Brean Murray - Analyst

Thank you.

Operator

Steve Chick, JPMorgan.

Steve Chick - JPMorgan - Analyst

I apologize but I missed the first part of your call with the CVS overlap. So I guess my question, the pro forma EBITDA for the company of 2.7 billion, what is that? What is the EBITDA dollar number that you are actually buying? And is that net of your planned costs and net of the Cub write-off that you are taking, which I guess looks pretty material at 61 million or so?

Thomson StreetEvents	www.streetevents.com	Contact Us	19

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Right, what we’re using is the 9.35 EBITDA for SUPERVALU which is per First Call. That does not include the charges associated with the announcement today of the charges that we would take with Cub East. And as far as the numbers that we are using for the properties that we’re acquiring, that is an estimate that we have gotten from Albertsons as an estimate of what those results are for the current year.

Steve Chick - JPMorgan - Analyst

Okay, so just by the math, it’s a 1.765 billion?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Correct.

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

We have got a deck that you should be able to -- we just went through that has all that in, Steve.

Pam Knous - SUPERVALU, Inc. - EVP & CFO

It is Page 22 specifically what you’re asking for the detail on.

Steve Chick - JPMorgan - Analyst

Okay, I apologize. Now you mentioned -- I don’t know if it is in the deck -- but you indicated that this is excluding any onetime costs related to the transaction. What about -- roughly what are you thinking about in terms of those costs?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Our estimate was approximately 125 million pretax.

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

Without Chicago.

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Right, Chicago will close in the fourth quarter, SUPERVALU, and will not be reflected in the combined entity.

Steve Chick - JPMorgan - Analyst

Okay, that’s fair. 125 million pretax. Are those cash costs?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Primarily cash costs.

Thomson StreetEvents	www.streetevents.com	Contact Us	20

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Steve Chick - JPMorgan - Analyst

And they will be incurred over the course of I guess after it closes in the first full year?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Right. We would expect more of it to occur in the first year but as Jeff did describe, or plans roll out over three years and so some of those costs could potentially trail off into some of the later years because they are costs related to implementing some of the synergies.

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

Certainly heavily weighted in the first 1.5 years by all means.

Steve Chick - JPMorgan - Analyst

The first 1.5 years, all right. Lastly, you probably already said this too, but at this point are you -- you’re not planning any store closures or exits or have you spoken to that?

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

We did, but I will be happy to repeat it for you, Steve. We do not plan any market exits certainly and store closings we’re going to go through the same process we do at any time, as did they to look at stores and markets. Inherent in the transaction there aren’t store closings, but in the normal course of business that is probably going to occur. We were obviously, Steve, very careful in the markets that we selected to purchase. We purchased those exact assets that we felt fit with us and our geography and our portfolio and again, we did not acquire certain other markets. So we are not faced with that as a compelling decision on the front end of this.

Steve Chick - JPMorgan - Analyst

Okay, so if you do decide any normal operating closings as part of this deal, that is not factored into the 125 million of planned costs?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

No, it is not.

Steve Chick - JPMorgan - Analyst

Very good, congratulations.

Yolanda Scharton - SUPERVALU, Inc. - VP Corporate Communications and IR

I’m just going to add one thing with regard to the prior caller’s question and that has to do at the agreements. We will be filing all of the agreements if they have not ready been filed on an 8-K today. So you can refer to those.

Steve Chick - JPMorgan - Analyst

Thank you.

Operator

Fred Taylor, Lord Abbett.

Thomson StreetEvents	www.streetevents.com	Contact Us	21

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Fred Taylor - Lord Abbett - Analyst

I think most of mine have been answered except, can you just tell me about either the 1.9 or the 3.8 billion facility Royal Bank of Scotland is providing? You talked about secured and unsecured, but what type of amortization, what type of pricing?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Well, that again will be something that is filed as we speak. We would say to you that this is a facility that is a market-based facility. It does have several tranches and there are different collateral requirements depending on the ratings that we would receive from the rating agencies. So that will be something that is going to evolve over the next several four or five months as we move towards the closing of that transaction. But it is a fully underwritten commitment for us at the $4 billion level.

Fred Taylor - Lord Abbett - Analyst

At the $4 billion level. And if things happen simultaneously you hopefully don’t need to drawn on that except for maybe a day or so?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Well, thought we will be drawing on that facility at closing to facilitate the close. So there will be approximately 2 billion drawn at the closing.

Fred Taylor - Lord Abbett - Analyst

Okay, thank you.

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

We have time for one more question.

Yolanda Scharton - SUPERVALU, Inc. - VP Corporate Communications and IR

We’ll take one more call.

Operator

Eric Miller, Lehman Brothers.

Eric Miller - Piper Jaffray - Analyst

Just a couple questions actually. One, if you look at the covenant in Albertsons debt, are you planning to structure around your liens covenant or do you plan on equally and ratably securing any or all of the Albertsons and American Store’s debt?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

As I’ve said before, we believe that our structure is compliant with the requirements of the indenture and so that no additional requirements are necessary for the Diamond debt.

Eric Miller - Piper Jaffray - Analyst

Okay, if you look at your total debt, I’m still having a tough time coming up with that shortfall in terms of that 3.8 billion -- I know you said there’s a number of pieces of the puzzle that are moving here, but --

Thomson StreetEvents	www.streetevents.com	Contact Us	22

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

Pam Knous - SUPERVALU, Inc. - EVP & CFO

I would suggest that you read the CVS press release as a key indicator of where that number is coming from.

Eric Miller - Piper Jaffray - Analyst

Okay, but just to be clear, your part of the transaction of 12.4 billion, all that 3.8 billion of cash is coming from SUPERVALU?

Pam Knous - SUPERVALU, Inc. - EVP & CFO

Our component of the cash, let me just go back and recap that for you is 3.8 is in cash; 2.5 is in stock; and 6.1 in the assumption of debt. As Jeff added to my comments, there is also cash that exists in the companies and there is also cash that is available as a result of affecting this transaction that will be used to close the transaction.

Eric Miller - Piper Jaffray - Analyst

All right, thanks very much.

Jeff Noddle - SUPERVALU, Inc. - Chairman and CEO

Thank you.

Yolanda Scharton - SUPERVALU, Inc. - VP Corporate Communications and IR

Thank you for calling today and as always, we will be available after the call for additional questions. Have a great day and we will be in ongoing dialogue with you as this moves forward. Thank you and have a great day.

Operator

This does conclude today’s conference call. You may disconnect at this time. Thank you for participating.

Thomson StreetEvents	www.streetevents.com	Contact Us	23

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jan. 23. 2006 / 8:30AM, SVU - SUPERVALU, CVS and Cerberus-led investment group to acquire Albertsons

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this filing, including statements as to the expected benefits of the acquisition such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by SUPERVALU and Albertsons stockholders and regulatory agencies, the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the integration of Albertsons operations into SUPERVALU will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of SUPERVALU’s and Albertsons’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION

SUPERVALU and Albertsons will file a joint proxy statement/prospectus with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the joint proxy statement/prospectus, as well as other filings containing information about SUPERVALU and Albertsons, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to SUPERVALU INC., 11840 Valley View Road, Eden Prairie, Minnesota, 55344, Attention: Corporate Secretary, or to Albertsons, Inc., 250 East Parkcenter Boulevard, Boise, Idaho, 83706-3940, Attention: Corporate Secretary.

The respective directors and executive officers of SUPERVALU and Albertsons and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SUPERVALU’s directors and executive officers is available in its proxy statement filed with the SEC by SUPERVALU on May 12, 2005, and information regarding Albertsons directors and executive officers is available in its proxy statement filed with the SEC by Albertsons on May 6, 2005. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

Thomson StreetEvents	www.streetevents.com	Contact Us	24

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.